UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 15, 2021

Chicago Atlantic Real Estate Finance, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-41123	86-3125132
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

420 N. Wabash Avenue, Suite 500, Chicago, Illinois 60611

(Address of principal executive offices) (zip code)

Registrant’s telephone number, including area code (312) 809-7002

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	REFI	The Nasdaq Global Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On December 16, 2021, Chicago Atlantic Lincoln, LLC (“CAL”), a Delaware limited liability company and a wholly-owned financing subsidiary of Chicago Atlantic Real Estate Finance, Inc. (the “Company”), entered into an Amended and Restated Loan and Security Agreement (the “Amended and Restated LSA”) by and among CAL and other borrowers from time to time party thereto, as the borrower (the “Borrowers”), and the various financial institutions party thereto, as lenders (the “Lenders”) related to a secured revolving credit facility (the “Revolving Loan”).

The Amended and Restated LSA amends and restates the original Loan Agreement, dated February 12, 2021, to provide, among other things, for an increase in the aggregate commitment from $10 million to $45 million. In addition, the Amended and Restated LSA revises the interest rate on any outstanding balance under the Revolving Loan to be the greater of (1) the Prime Rate plus the Applicable Margin and (2) 3.25% and extends the termination date of the Revolving Loan from February 12, 2023 to December 16, 2023. The Applicable Margin depends on the ratio of debt to equity of CAL and increases from 0% at a ratio of 0.25 to 1 to 1.25% at a ratio of 1.5 to 1. In addition, CAL is subject to various financial and other covenants, including: (1) as of the last day of any fiscal quarter, CAL’s ratio of (A) EBITDA to (B) debt service, shall be at least equal to 1.35 to 1.0 for such quarter and (2) at all times, CAL’s ratio of debt to equity must not exceed 1.5 to 1.0.

The obligations of the Borrowers under the Amended and Restated LSA are guaranteed by the Company pursuant to an Amended and Restated Unconditional Guaranty (the “Guaranty”), executed contemporaneously with the Amended and Restated LSA. In addition, the Company is subject to various financial and other covenants, including, as of the last day of any fiscal quarter: (1) the Company’s tangible net worth must be at least equal to $100 million and (3) the Company’s ratio of debt to equity must not exceed 2.25 to 1.0.

The description above is only a summary of the material provisions of the Amended and Restated LSA and is qualified in its entirety by reference to a copy of the Amended and Restated LSA, which is filed as Exhibit 10.1 to this current report on Form 8-K and incorporated by reference herein.

On December 21, 2021, the Company issued a press release announcing the closing of the Amended and Restated LSA. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On December 15, following approval from the Audit Committee of the Company’s Board of Directors, the Company acquired an aggregate of $10 million of loan principal in an existing borrower, Verano Holdings, LLC (“Verano”), from Chicago Atlantic Credit Opportunities, LLC, a private fund managed by an affiliate of Chicago Atlantic REIT Manager, LLC, the Company’s manager. The purchase price of the acquisition was equal to the amortized cost of the loan as of December 15, 2021. Following the acquisition, the Company holds an aggregate of $30 million in loan principal in Verano.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

The information contained in Item 1.01 to this current report on Form 8-K is by this reference incorporated in this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

a)	Financial statements of businesses or funds acquired

No financial statements are being filed with this report. Any required financial statements in connection with the transactions described in Item 2.01 will be filed by amendment pursuant to Item 9.01(a)(3) within 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.

b)	Pro forma financial information

No pro forma financial information is being filed with this report. Any required pro forma financial information in connection with the transactions described in Item 2.01 will be filed by amendment pursuant to Item 9.01(b)(2) within 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.

d)	Exhibits.

Exhibit Number	Description

10.1*	Amended and Restated Loan and Security Agreement, dated as of December 16, 2021, among Chicago Atlantic Lincoln, LLC, Chicago Atlantic Real Estate Finance, Inc., the other Persons from time to time party thereto, as borrowers; and the financial institutions party thereto, as Lenders.

99.1	Press release, dated December 21, 2021.

*	In accordance with Item 601(b)(10) of Regulation S-K, certain provisions or terms of the Agreement have been redacted. The Company will provide an unredacted copy of the exhibit on a supplemental basis to the SEC or its staff upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

CHICAGO ATLANTIC REAL ESTATE FINANCE, INC.

Date: December 21, 2021	By:	/s/ Anthony Cappell
		Name:	Anthony Cappell
		Title:	Chief Executive Officer

3